EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE
---------------------

         For Additional Information Contact:
         David B. Barbour, President and Chief Executive Officer
         Lisah M. Frazier, Chief Operating Officer and Chief Financial Officer
         (606) 326-2800 Fax (606) 326-2801 www.classicbank.com



      CLASSIC BANCSHARES, INC. REPORTS FISCAL 2004 SECOND QUARTER EARNINGS

         Ashland, Kentucky, -- November 3, 2003 -- Classic Bancshares, Inc. (NASDAQ - CLAS) reported net income of $1.7 million, or $1.16 per diluted share for the six months ended September 30, 2003 compared to net income of $1.4 million, or $1.10 per diluted share for the six months ended September 30, 2002. Net income for the second quarter ended September 30, 2003 was $905,000, or $.59 per diluted share compared to $729,000 or $.58 per diluted share for the second quarter ended September 30, 2002.

         The Company's assets increased approximately $83.2 million from $249.9 million at March 31, 2003 to $333.1 million at September 30, 2003. The growth for the period was primarily due to the acquisition of First Federal Financial Bancorp, Inc. completed on June 20, 2003. On the date of closing, First Federal had total assets of $72.1 million, net loans of $49.5 million and deposits of $56.7 million and the Company recorded goodwill and other intangibles of approximately $3.5 million in connection with the acquisition. Aside from the acquisition, the Company experienced asset growth of approximately $7.6 million. The growth for the six-month period was primarily in the loan portfolio, which increased approximately $62.6 million ($12.4 million exclusive of the loans acquired from First Federal). Investment securities increased by $6.1 million as a result of the acquisition but decreased exclusive of the First Federal acquisition as a result of maturities, calls and principal repayments with the proceeds from the activity in the investment portfolio funding the loan growth. Deposits also increased by $71.2 million (including $14.1 exclusive of the acquisition). Increased deposits were used to fund loan growth during the six-month period.

         Total non-performing assets represented 1.0% of total assets at September 30, 2003 compared to .5% at March 31, 2003. The increase was a result of the non-performing assets, most of which consisted of residential loans, acquired from First Federal. The Company recorded a provision for loan losses of $92,000 for the six-month period and net charge-offs of $321,000 for the six-month period and acquired an allowance from First Federal of approximately $885,000 resulting in an allowance for loan losses of $2.6 million at September 30, 2003. The allowance at September 30, 2003 was equal to 100% of total non-performing loans, 82% of non-performing assets and 1.0% of total loans receivable.

         President and Chief Executive Officer David B. Barbour commented, "We are pleased that the first full quarter of operating results since our First Federal acquisition has resulted in solid earnings per share. On the negative side, non-performing assets increased dramatically as a result of the acquisition, although in line with our original estimates. Through our pre-acquisition due diligence, we identified the problem credits within First Federal's portfolio and have taken a proactive stance to resolve these credits at the earliest date, as well as reserving them appropriately. Asset quality, other than certain loans identified at First Federal, continues to exhibit the stringent underwriting criteria employed by the Company. We fully expect improvements in asset quality in the coming months as well as earnings synergies from the First Federal acquisition."

         Mr. Barbour continued, "While our net interest margin was affected by the incorporation of First Federal's balance sheet, the resulting margin was in line with management's expectations. Restructuring of First Federal's thrift balance sheet will provide the Company with opportunities for improvements in net interest margin."

         Net interest income increased for both the six-month period and the second quarter. Net interest income increased $915,000 for the six months ended September 30, 2003 compared to the same period in 2002 and $729,000 for the second quarter ended September 30, 2003 compared to the same period in 2002. The increases in net interest income were primarily due to a larger earning asset base as a result of the First Federal acquisition and internal growth in loans experienced during the six-month period.

         The Company's non-interest income grew for both the six-month period and the quarter. Non-interest income increased $319,000 for the six months ended September 30, 2003 compared to the same period in 2002 and $183,000 for the second quarter ended September 30, 2003 compared to the same period in 2002. Non-interest income increased primarily due to an increase in fees and service charges on deposit accounts as a result of a larger deposit base.

         Non-interest expense increased for both the six-month period and the quarter. Non-interest expense increased approximately $953,000 for the six months ended September 30, 2003 as compared to the six months ended September 30, 2002 and $649,000 for the second quarter ended September 30, 2003 compared to the same period in 2002. The increase in non-interest expenses was due to an increase in salaries and employee benefits, an increase in occupancy and equipment expense, and an increase in supplies expense. All of these expenses increased primarily due to the acquisition of First Federal. Non-interest expenses also increased due to the increased costs related to incentive-based compensation programs, an increase in ESOP expense due to the increase in the average market price of the Company's stock, an increase in supplies expense and an increase in legal and accounting fees.

         Classic Bancshares, Inc. previously announced that the Company would pay a 10% stock dividend and a quarterly cash dividend of $.08 per share. The stock dividend will be payable on November 17, 2003 to shareholders of record on November 3, 2003. The cash dividend will be payable on November 20, 2003 to shareholders of record on November 6, 2003. Per share information was adjusted to reflect the stock dividend for all periods presented.

         Classic Bancshares, Inc. is headquartered in Ashland, Kentucky and has one subsidiary, Classic Bank. Classic Bank operates at 344 Seventeenth Street, Ashland, Kentucky with nine branch offices located in Boyd, Carter, Greenup and Johnson counties in Kentucky and Lawrence County, Ohio.

         When used in this press release, the words or phrases "should result," "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic condition in the Company's market area including unemployment levels and plant closings, real estate values in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

         The Company does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.





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
                             SELECTED FINANCIAL DATA

     The following table sets forth selected financial data of Classic Bancshares, Inc. as of September 30, 2003 and March 31, 2003 and for the three and six months ended September 30, 2003 and 2002.


                                                  SEPTEMBER 30,      MARCH 31,
                                                      2003             2003
                                                  ------------     ------------
                                                         (In Thousands)
SELECTED FINANCIAL CONDITION DATA:
----------------------------------
Total Assets                                      $    333,137     $    249,881
Cash and other interest bearing deposits with
   other financial institutions                         16,382            8,148
Loans receivable, net                                  249,753          187,175
Investment securities, Available for sale               32,637           30,196
Mortgage-backed securities, Available for sale          13,222            9,596
Goodwill & other intangibles                             9,108            5,555
Deposits                                               261,374          190,155
Securities sold under agreement to repurchase            9,282            4,382
FHLB advances                                           27,344           28,126
Stockholders' Equity                                    32,615           25,422




                                                       THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                          SEPTEMBER 30,                     SEPTEMBER 30,
                                                  -----------------------------     -----------------------------
                                                      2003             2002             2003             2002
                                                  ------------     ------------     ------------     ------------
                                                                          (In Thousands)

SELECTED OPERATIONS DATA:
-------------------------
Total interest income                             $      4,455     $      3,557     $      8,113     $      7,080
Total interest expense                                   1,454            1,285            2,660            2,542
                                                  ------------     ------------     ------------     ------------
   Net interest income                                   3,001            2,272            5,453            4,538
Provision for loan losses                                   46               50               92              210
                                                  ------------     ------------     ------------     ------------
   Net interest income after provision
   for losses on loans                                   2,955            2,222            5,361            4,328
                                                  ------------     ------------     ------------     ------------
Fees and service charges                                   451              341              850              645
Gain on sale of securities                                   1               --                1                4
Other noninterest income                                   127               55              224              107
                                                  ------------     ------------     ------------     ------------
   Total noninterest income                                579              396            1,075              756
   Total noninterest expense                             2,263            1,614            4,141            3,188
                                                  ------------     ------------     ------------     ------------
Income before income taxes                               1,271            1,004            2,295            1,896
Income tax expense (benefit)                               366              275              645              513
                                                  ------------     ------------     ------------     ------------
   Net income                                     $        905     $        729     $      1,650     $      1,383
                                                  ============     ============     ============     ============

Basic earnings per share                          $       0.64     $       0.63     $       1.28     $       1.20
Fully diluted earnings per share                  $       0.59     $       0.58     $       1.16     $       1.10

                                                               AT OR FOR THE                         AT OR FOR THE
                                                            THREE MONTHS ENDED                      SIX MONTHS ENDED
                                                               SEPTEMBER 30,                         SEPTEMBER 30,
                                                      -------------------------------       -------------------------------
                                                          2003               2002               2003               2002
                                                      ------------       ------------       ------------       ------------
OTHER DATA:
-----------
Return on average assets (ratio of annualized
   net income to total average assets)                        1.1%               1.3%               1.1%               1.2%
Return on average equity (ratio of annualized
   net income to total average equity)                       11.2               12.3               11.2               11.6
Net interest margin* (Federal Tax Equivalent)                 4.1                4.5                4.3                4.6
Non-performing assets to total assets                         1.0                0.4                1.0                0.4
Allowance for loan losses to non-performing loans           100.3              249.6              100.3              249.6
Allowance for loan losses to loans receivable, net            1.0                1.0                1.0                1.0
Non-interest expenses/ Total revenues**                      61.4               58.2               61.2               57.9
Book value per share                                  $      23.13       $      19.73       $      23.13       $      19.73
Tangible book value per share                         $      16.67       $      15.17       $      16.67       $      15.17
Total shares outstanding                                 1,409,891          1,216,035          1,409,891          1,216,035
Total weighted avg. shares outstanding for EPS           1,538,752          1,256,317          1,424,144          1,260,322
Number of full service offices                                  10                  8                 10                  8
Number of ATM locations                                         23                 18                 23                 18

-----------------------

* Net interest income (Federal Tax Equivalent) annualized divided by average earning assets.
** Total revenues = Net interest income (Federal Tax Equivalent)
+  non-interest income.











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